EXHIBIT 10.1

MAYTAG CORPORATION

2002 EMPLOYEE AND DIRECTOR STOCK INCENTIVE PLAN

CHAIRMAN & CEO 2005 INCENTIVE COMPENSATION PLAN

You have been selected to be a recipient of an award under the Maytag Corporation 2002 Employee and Director Stock Incentive Plan (the “Plan”), as specified below:

Awardee: Ralph F. Hake

Date of Award: January 1, 2005

Performance Period: January 1, 2005 through December 31, 2005

THIS AGREEMENT, effective as of the Date of Award set forth above, is between Maytag Corporation, a Delaware corporation (the “Corporation”), and the Awardee named above pursuant to the provision of the Plan. The parties hereto agree as follows:

1.	Employment by the Company and its Subsidiaries. The Chairman & CEO 2005 Incentive Compensation Plan award made hereunder is awarded on the condition that the Awardee remain in the employ of the Company and its Subsidiaries (as defined in the Plan) from the Date of Award through (and including) the remainder of the Performance Period as specified above.

However, neither such condition nor the award under the Chairman & CEO 2005 Incentive Compensation Plan shall impose upon the Company and its Subsidiaries any obligation to retain the Awardee in its employ for any given period or upon any specific terms of employment.

2.	Metrics and Payout. The Committee has established various levels of performance attainment as set forth in the table later in this Section 2, using consolidated comparative net income as the prescribed metric. As indicated in the table, there are five separate performance Measurement Periods.

Measurement Periods 1-4: Each quarter has a Threshold Performance Level and an Achievement Performance Level tied to a respective Threshold Payout Accrual and an Achievement Payout Accrual. The Payout Accrual for each quarter for performance falling between each Threshold Performance Level and Achievement Performance Level will be calculated using straight-line interpolation.

Measurement Period 5: The full year has a Threshold Performance Level, an Achievement Performance Level, and a Maximum Performance Level tied to a respective Threshold Payout Accrual, Achievement Payout Accrual, and Maximum Payout Accrual. The Payout Accrual for performance falling between the Threshold Performance Level and Achievement Performance Level and between the Achievement Performance Level and the Maximum Performance Level will be calculated using straight-line interpolation.

The Total Payout Accrual will be calculated by adding the Payout Accruals for each quarter and for the full year. This Total Payout Accrual will be subject to the Committee’s discretion to reduce the award, and to exclude one-time or non-operating charges. Actual payments will be made in cash. All such payments shall be subject to all required tax withholding.

The maximum payout that can be realized under this award is $2,212,500 and can occur only if the Achievement Performance Level is met all four quarters ($             x 4) and the Full Year Maximum Performance Level is met ($                    ).

Net Income Performance Levels and Payout Accruals

Measurement Period
	Q1		Q2		Q3		Q4		Full Year
Threshold Performance Level	$	X	$	X	$	X	$	X	$	X
Threshold Payout Accrual	$	X	$	X	$	X	$	X	$	X

Achievement Performance Level	$	X	$	X	$	X	$	X	$	X
Achievement Payout Accrual	$	X	$	X	$	X	$	X	$	X

Maximum Performance Level		N/A		N/A		N/A		N/A	$	X
Maximum Payout Accrual		N/A		N/A		N/A		N/A	$	X

3.	Termination of Employment.

(a) Death, Disability, or Retirement. In the event the employment of the Awardee is terminated by reason of the Awardee’s death, disability, or retirement during the Performance Period, the Awardee will be entitled to a prorated award based on the number of days of employment of the Awardee during the Performance Period and on the degree of achievement of the pre-established performance goals during the Performance Period. Payment to the Awardee or the Awardee’s designated beneficiary will occur at the same time it otherwise would have had the Awardee’s death, disability, or retirement not occurred.

(b) Cause. In the event the employment of the Awardee is terminated by reason of Cause (as defined in the Plan) at any time before payment of the award, the award granted hereunder shall immediately be forfeited upon the effective date of termination of employment. For purposes of this Agreement, “Cause” shall be determined in good faith by the Committee.

(c) Termination for Other Reasons. In the event that during the Performance Period the Awardee terminates employment with the Company and its Subsidiaries for any reason other than those reasons set forth in Sections 3(a) and 3(b), the award granted hereunder shall be forfeited.

6.	Change of Control. In the event of a Change of Control (as defined in the Plan), the award granted hereunder shall be subject to the provisions of the Awardee’s Change of Control Agreement dated April 1, 2002.

7.	Transferability. The award granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution and as provided in Section 8 of this Agreement. If any sale, transfer, pledge, assignment or other alienation or hypothecation of the award granted hereunder shall be made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the award, such transfer will be null and void.

8.	Beneficiary Designation. Attached to this Agreement is a beneficiary designation form that the Awardee may use to name a beneficiary or beneficiaries to whom any benefit pursuant to the award granted hereunder is to be paid in case of the Awardee’s death before the Awardee receives any or all of such benefit. In the absence of any such designation, any such benefits shall be paid to the Awardee’s estate.

9.	Administration. This Agreement and the rights of the Awardee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Compensation Committee of the Company may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Awardee. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan. Capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Plan.

10.	Miscellaneous.

(a) This Agreement shall not confer upon the Awardee any right to continuation of employment by the Company and its Subsidiaries, nor shall this Agreement interfere in any way with the right of the Company and its Subsidiaries to terminate his or her employment at any time.

(b) The Plan and this Agreement are subject to amendment as set forth in the Plan.

(c) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d) To the extent not preempted by Federal law, this Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Award.

Ralph F. Hake, Chairman & Chief Executive Officer

Bernard G. Rethore, Chairman, Compensation Committee